WIDECOM ANNOUNCES NASDAQ STAFF DETERMINATION

FOR IMMEDIATE RELEASE:

      BRAMPTON, ONTARIO, CANADA, February 2, 2001 - The WideCom Group Inc., (NASDAQ: WIDE, OTCBB: WIDWF; BSE: WDE, WDEW), today announced its receipt of a NASDAQ staff determination.

      The WideCom Group Inc. ("WideCom") received a NASDAQ staff determination after the market closed on Tuesday, January 30, 2001 indicating that WideCom had failed to comply with the annual meeting and proxy statement filing requirements set forth in NASDAQ Marketplace Rules 4350 (e) and (g), respectively. The staff determination stated that WideCom's securities would, therefore, be subject to delisting from the NASDAQ SmallCap Market. The staff determination also indicated that WideCom had failed to meet the Net Tangible Asset requirement set forth in NASDAQ Marketplace Rule 4310 (c)(2)(B). WideCom has appealed the staff determination and requested a hearing before the Listing Qualifications Panel (the "Panel") pursuant to the NASDAQ Marketplace Rule 4800 Series. There can be no assurance that the Panel will grant WideCom's request for continued listing on the NASDAQ SmallCap Market. WideCom also maintains a listing on the Boston Stock Exchange and may be eligible for trading on the NASD OTCBB even if unsuccessful before the Panel.

      WideCom, incorporated in 1990, is seeking to become one of world's leading suppliers of high performance, wide-format scanning technology. WideCom markets its products and technologies through major original equipment manufacturers, international distributors and Value-Added Resellers (VARs). WideCom's headquarters is near Toronto; its forty-five (45%) percent owned advanced research venture, Technologie NovImage, Inc., is in Montreal; and its wholly-owned manufacturing subsidiary, Indo-WideCom International, Inc., is in India. WideCom has North American sales & service offices in Pittsburgh and Toronto. In addition, WideCom has developed a portable printer for digital cameras and, through its PosterNetwork subsidiary, a large format color printing process.

      Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: certain statements in this press release with respect to future expectations and plans may be regarded as "forward looking statements" and are subject to the risks and uncertainties including, but not limited to, the impact of competitive products and pricing, product demand, market acceptance, new product development, reliance on key strategic alliances, availability of raw materials, the regulatory environment and other risks set forth in the Company's filings with the SEC. The Company's actual results could differ materially from such statements.

Contact: R. David Murray, Corporate Counsel, The Widecom Group Inc.
         Tel.# (905) 712-0505, Fax.# (905)712-0506